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                                                                       EXHIBIT 5


February  9, 1996

Personal Computer Products, Inc.
10865 Rancho Bernardo Road
San Diego, CA 92127


Gentlemen:

I have reviewed a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission, for the Prima Compensation Plan of Personal Computer Products, Inc. (the "Company"), relating to an offering of 1,050,000 shares of common stock of the Company (the "Shares"), which shares have been issued pursuant to options (the "Options") granted under the Company's written Compensation Agreements with its employees (the "Agreements"), filed as an exhibit to the Registration Statement.

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

In examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance under the Agreements, and when issued against payment therefor in accordance with the terms of the Agreements and the Options, will be duly authorized, validly issued, fully paid and nonassessable shares of the Company's common stock, $0.005 value per share.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,


STEVEN L. SISKIND
New York, New York